EXHIBIT 4.7

AMENDMENT NO. 4
TO
WINDSTREAM 401(k) PLAN
(January 1, 2011 Restatement)

WHEREAS, Windstream Corporation (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2011, as subsequently amended (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan, effective as of July 1, 2012, in the respects hereinafter set forth:

Section 10.01(b) of the Plan is amended to provide as follows:

For all purposes of the Plan other than with respect to Rollover Contributions or as provided in Section 10.01(c), each Eligible Employee shall become a Participant as soon as practicable after the date on which he becomes an Eligible Employee. For purposes of clarity, an Employee who was an Eligible Employee, but not a Participant, on July 1, 2012 shall become a Participant on July 1, 2012; provided that his employment has not terminated and he remains an Eligible Employee on such date.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 4 to the Windstream 401(k) Plan (January 1, 2011 Restatement) to be executed on this ____ day of __________________, 2012.

WINDSTREAM CORPORATION

By:____________________________________
Title: Member of the Benefits Committee